March 1, 2024
Andrew Fisher
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Dear Andrew,

Verona Pharma (the “Company” or “Verona”) is very pleased to offer you a regular full-time, exempt position.  If you accept our offer, the terms of your employment will be as follows:

Title:         General Counsel
            Legal & Compliance Department

Reports to:         Dave Zaccardelli, President & CEO

Start Date:        March 4, 2024

Base Salary:    Semi-monthly salary of $17,708.34 (which is equivalent to an annual salary of $425,000.16)

Annual Bonus:    Bonus of up to 40% of annual salary based on achievement of certain individual and corporate milestones to be determined and approved by Verona’s Board of
Directors (the “Board”). Any bonus is paid at the discretion of the Board and requires employment through the date of payment in order to be earned. For 2024, any bonus will be prorated for the period of time employed during this calendar year – however if employment begins after October 1, 2024, employee is ineligible for the 2024 bonus year.

Option Award:    An option to purchase of 300,000 shares of Company stock with a 4-year vesting schedule based on your service with Verona as follows:  25% of the total shares will vest on the 12-month anniversary of your start date, and 1/48 of total shares will vest monthly thereafter over the remaining three years.  The option award is subject to approval by the Chief Executive Officer and is contingent on execution of the associated Option Grant Notice Agreement, which will be sent promptly following the grant date.  The option awards will be granted under the Company’s Equity Incentive Plan in place at the time of the grant.  The grant date of the option shall be the first trading day of the month following your official start date.  The option awards will have a strike price equal to the closing price of the Company’s common stock on the trading day immediately prior to the date of grant.

Benefits: You will be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions, and limitations applicable to, other employees of the Company of similar rank and tenure. These benefits presently include eligibility to participate in the Company’s 401(K) retirement plan, paid holidays and partial Company-paid Medical, Dental, Vision, Life and Disability coverage. Please note that the Company may modify compensation and benefits at its discretion.

Paid Time Off:     As a regular full-time employee, you will be eligible to accrue 25 days of PTO each calendar year.  These PTO days accrue each pay period and are therefore prorated during

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your first year with Verona and cannot be carried over from year to year.  Based on your date of hire, you are eligible for 3 floating holidays in 2024. Verona provides 8 paid holidays in 2024.
Termination: Termination by the Company without cause or termination by the employee for good reason. If employment is terminated by the Company without Cause (as defined below) or by the Employee for Good Reason (as defined below), and if you sign an agreement acceptable to the Company that (i) waives any rights you may otherwise have against the Company and Parent, (ii) releases the Company and Parent from any actions, suits, claims, proceedings and demands you may have relating to the period of your employment with the Company and/or the termination of your employment, and (iii) contains certain other obligations which will be set forth at the time of the termination, the Company shall provide you with the following severance benefits: (1) continuation of your base salary less payroll deductions and withholding for a period of twelve (12) months; (2) continued payment, or reimbursement, as the case may be, of your COBRA premiums at the rate in effect upon termination for a period of twelve (12) months; and (3) a pro-rated portion of the annual bonus you otherwise would have earned for the year in which termination occurs, if any, based upon actual performance for such year. If employment is terminated by the Company at any time with Cause, by reason of your death or disability, or if you terminate your employment with the Company, you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever.
Definitions:
"Cause" for purposes of this Offer shall mean if you: (1) shall have been convicted of any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement; (2) shall have committed intentional acts that materially impair the goodwill or business of the Company or their respective affiliates or cause material damage to the property, goodwill, or business of Company or their respective affiliates; (3) shall have refused to, or willfully failed to, perform your duties hereunder or carry out, in any material respect, the lawful and reasonable directive of the Board; (4) shall have materially violated any written policies or procedures of the Company or any of its affiliates; (5) shall have breached a material provision of this Offer; or (6) shall have unlawfully used (including being under the influence) or possessed illegal drugs on the Company's (or any of its affiliates') premises or while performing your duties and responsibilities hereunder.
"Good Reason" for purposes of this offer letter shall mean if (i) a material decrease in your authority, reporting or areas of responsibility; (ii) any change in your title or following a Change in Control (as defined in the 2017 Incentive Award Plan), your ceasing to serve as the most senior Legal executive of the Company, except if such change or cessation occurs as a result of action taken by you; (iii) the Company decreases by 10% or more the Annual Base Salary or target bonus under this Offer; or (iv) a material breach of this Offer by the Company. In order for you to terminate your Employment for "Good Reason" under this paragraph, within thirty (30) days after becoming aware of the breach or other event giving rise to your right to terminate, you must have provided the Company with written notice of your right to terminate pursuant to this paragraph, the Company must have failed to cure the breach or other event so specified, if curable, within thirty days after receiving such notice and you must resign your employment within thirty days thereafter.
Release Requirement and Timing of Severance Payments: In order to receive the severance benefits under the definitions listed above, you must sign and tender the release as described above not later than sixty (60) days following your last day of employment, or such earlier date as required by the Company, and if you fail or refuse to do so, you shall forfeit the right to such termination compensation as would otherwise be due and payable. If the severance payments are otherwise subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), they shall begin on the first pay period following the date that is sixty (60) days after your employment terminates and shall otherwise begin on the first pay period after the release becomes effective (with the initial salary continuation payment to include any unpaid salary
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continuation payments from the date your employment terminated), subject to your executing and tendering the release on the terms as set forth in the immediately preceding sentence.

The Company expects you to devote your working time to the performance of your duties at the Company, and to perform them in a faithful and diligent manner and to the best of your abilities in accordance with the Company’s policies and practices.  You agree not to undertake any other employment, consultancy, or other work engagement, outside of the already disclosed board positions of Omnispirant and Impact Vitals, with any person or entity without the prior written consent of the Company.

The Company considers the protection of its confidential information, proprietary materials, and goodwill to be extremely important.  Accordingly, as a condition of your employment with the Company, you will be required to sign, as part of onboarding, our Confidential Information and Inventions Assignment Agreement before your first day of work.

By signing this letter agreement and accepting employment with the Company, you represent that: (a) your performance as an employee does not and will not breach any agreement to keep in confidence proprietary information acquired by you in confidence or in trust prior to your employment by the Company or any non-competition or non-solicitation agreement, (b) you have not entered into, and agree not to enter into, any such agreement either oral or written in conflict herewith, (c) you are not subject to any order, judgment or injunction that would restrict your employment with the Company; and (d) all facts you have presented to the Company are accurate and true, including statements in any application, resume, CV, interview or discussion with the Company.

You understand as part of the consideration for your employment with the Company, that you have not brought and will not bring with you to the Company, or use in the performance of your responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to you prior to your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

All amounts described in this letter are subject to applicable tax deductions and withholdings. Initial salary payments will be made on the first payroll date after your first date of employment, subject to your execution of the Agreements and providing acceptable I-9 documentation.

The Company conducts background investigations and/or reference checks on all potential employees.  Your job offer, therefore, is contingent upon completion of a satisfactory background check and reference checks.

On your first day, please provide appropriate documentation proving that you are eligible to work in the United States for I-9 Form purposes. Failure to provide appropriate documentation within three days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

Please be aware that your employment relationship with Verona is at-will in nature, and either you or the Company may terminate it at any time.

This letter, along with the Agreements through Namely and via SOPs, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.  This letter, including, but not limited to, its at-will employment provision, shall be governed by the laws of the state of North Carolina and may not
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be modified or amended except by a written agreement signed by an officer of the Company and you.

Please indicate your acceptance of our offer by signing below and return it to me no later than Thursday, February 28, 2024.  If you have any questions about this offer, please contact me at 919.995.2243 or ostra.jewell@veronapharma.com.

We look forward to having you as part of our team and believe you will find this opportunity both challenging and rewarding.

Sincerely,

Ostra R. Jewell
SVP, Human Resources
Verona Pharma

I have read and understood the provisions of this offer of employment, and I accept the above conditional job offer. I understand that my employment with Verona is considered at-will, meaning that either the Company or I may terminate this employment relationship at any time with or without cause or notice.

Agreed to and Accepted by:

Signature:              ___________________________________________

Printed Name:  ___________________________________________

Date:                       ___________________________________________
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